Exhibit 10.67
INDEMNITY REINSURANCE AGREEMENT
This INDEMNITY REINSURANCE AGREEMENT (this “Agreement”), dated as of January 1, 1998, is made by and between Connecticut General Life Insurance Company, a Connecticut domiciled stock life insurance company (“Cedent”), and Lincoln Life & Annuity Company of New York, a New York domiciled stock life insurance company (“Reinsurer”) and a wholly owned subsidiary of The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company.
WHEREAS, Cedent has agreed to cede and transfer to Reinsurer the Coinsured Contracts (as defined below) for the consideration specified herein and Reinsurer has agreed to reinsure the General Account Liabilities (as defined below) of Cedent under the Coinsured Contracts on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:
ARTICLE II
DEFINITIONS
The following terms shall have the respective meanings set forth below throughout the Agreement:
“Acquisition Agreement” means the Second Amended and Restated Asset Transfer and Acquisition Agreement entered into by and among CIGNA, Connecticut General Corporation, Cedent, CIGNA Life Insurance Company, Lincoln National Corporation, The Lincoln National Life Insurance Company and Reinsurer dated as of July 27, 1997.
“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.
“Agreement” means this Indemnity Reinsurance Agreement.
“Annual Rate” means the value of r in the expression (l + r)n/365 -1, where “n” is equal to the number of days for which interest is to be computed and the result of the expression is the interest factor for computing the applicable interest amounts.
“Cash Equivalents” means, as of any particular date, money market funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers’ acceptances and other similar liquid investments, in each case, with a maturity date of not more than 90 days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which on the date of transfer will be counted as equivalent to cash for purposes of satisfying the aggregate amount of cash and Cash Equivalents required to be transferred as described in Article III hereof.
“Cedent” shall have the meaning set forth in the introductory paragraph hereof.
“Cedent Separate Account Liabilities” means those insurance liabilities that are reflected in the Cedent Separate Accounts and that relate to the Coinsured Contracts.
“Cedent Separate Accounts” means the separate accounts of Cedent described on Schedule 1.03 hereto.
“Ceding Commission” means $                    .
“CIGNA” means CIGNA Corporation, a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended. Any citation to a section of the Code includes a citation to any successor statutory provision.
“Coinsured Contracts” means (i) the In-Force Contracts, and (ii) the Post-Closing Contracts.
“COLI Business” shall have the meaning as set forth in the Acquisition Agreement.
“Connecticut SAP” means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Connecticut as applied on a basis consistent with those utilized in the preparation of 1996 Annual Statements of Cedent submitted to the Insurance Department of the State of Connecticut.
“Contractholder” shall mean the holder of any Coinsured Contract.
“DAC Adjustment” shall have the meaning set forth in Section 12.02(a) hereof.
“Effective Date” shall have the meaning set forth in Article II hereof.
“Extra Contractual Obligations” means all liabilities for compensatory, consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by Cedent or any of its Affiliates prior to the Effective Date hereof, whether intentional or otherwise, or from any reckless conduct or bad faith by Cedent or any of its Affiliates prior to the Effective Date hereof, or in connection with any such alleged or actual act, error or omission on and after the Effective Date hereof by the Reinsurer or any of its Affiliates acting on behalf of Cedent or any of its Affiliates pursuant to this Agreement or otherwise, in each case whether in connection with the handling of any claim under any of the Coinsured Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Coinsured Contracts; provided, that no Section 10.04 Seller Obligation, as such term is defined in the Acquisition Agreement, shall be deemed to be an Extra Contractual Obligation.
“Final Recapture Statement” shall have the meaning set forth in Section 3.02(d) hereof.
“General Account Liabilities” means all general account insurance liabilities and obligations arising under the Coinsured Contracts, including, without limitation (i) the General Account Reserves, (ii) the amounts included in lines 12, 12a, 19, and 25 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (1996 format), (iii) any Extra Contractual Obligations, (iv) liabilities and obligations associated with Cedent’s separate account SA-8T, (v) premium taxes due in respect of premiums, deposits and other consideration paid on or after the Effective Date with respect to the Coinsured Contracts and (vi) guaranty fund or other premium based assessments due based on such premiums, deposits and other consideration, net of any premium tax credits of Cedent arising out of any such assessments, but excluding (x) the Cedent Separate Account Liabilities, and (y) any general account liabilities which relate to (A) amounts transferred from the Cedent Separate Accounts to the general account of Cedent pending distribution to holders of the Coinsured Contracts and (B) amounts held in the general account of Cedent pending transfer to the Cedent Separate Accounts.
“General Account Other Insurance Assets” means all general account other admitted insurance assets of Cedent arising under the Coinsured Contracts determined pursuant to Connecticut SAP as such amounts would have been included in lines 12.1, 12.2, 12.3, 15, 16 and 17 of the Assets page of the NAIC Annual Statement Blank (1996 format).
“General Account Reserves” means the general account statutory reserves of Cedent (without regard to this Agreement) with respect to the Coinsured Contracts determined pursuant to Connecticut SAP, as such reserves would have been included in lines 1, 2, 3, 4.1, 4.2, 5, 6, 7.1, 7.2, 7.3, 8, 9, 10.1, 10.2, 10.3, 11.1, 11.2, 11.3 and 11.4 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (1996 format), excluding however, any general account statutory reserve adjustments in relation to Cedent Separate Account Liabilities.

“In-Force Contracts” means all individual life insurance (other than contracts included in the COLI Business), health insurance and annuity contracts owned by residents of the State of New York and issued through CIGNA’s Individual Insurance Division by Cedent on the forms described on Schedule 1.01 hereto and in effect on the Effective Date (including all supplements, endorsements, riders and ancillary agreements in connection therewith).
“Income Tax Regulations” means the temporary and final regulations issued under the Code. Any citation to a section of the Income Tax Regulations includes a citation to any successor regulatory provision.
“NAIC” means the National Association of Insurance Commissioners.
“90-Day Treasury Rate” means the annual yield rate, on the date to which 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
“Outward Reinsurance” shall have the meaning set forth in Article II hereof.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Post-Closing Contracts” means all individual life insurance (other than contracts included within the COLI Business), health insurance and annuity contracts of the types which are described on Schedule 1.02 hereto (including all supplements, endorsement, riders and ancillary agreements in connection therewith) that are delivered or issued for delivery to a resident of the State of New York through CIGNA’s Individual
Insurance Division by Cedent prior to the second anniversary of the Effective Date at the written request of Reinsurer in accordance with Section 5.34 of the Acquisition Agreement.
“Post-Recapture Extra Contractual Obligations” means Extra Contractual Obligations which relate to or arise in connection with any alleged or actual act, error or omission by Reinsurer or any of its Affiliates (including by Reinsurer or its Affiliates acting on behalf of Cedent or any of its Affiliates pursuant to this Agreement or otherwise) on or before the Recapture Date, whether intentional or otherwise, or from any reckless conduct or bad faith by Reinsurer or any of its Affiliates (including by Reinsurer or its Affiliates acting on behalf of Cedent or any of its Affiliates pursuant to this Agreement or otherwise), in connection with the handling of any claim under any of the Coinsured Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Coinsured Contracts.
“Preliminary Recapture Statement” shall have the meaning set forth in Section 3.02(b) hereof.
“Proposed Recapture Statement” shall have the meaning set forth in Section 3.02(d) hereof.
“Recapture Date” shall have the meaning set forth in Section 3.02(a) hereof.
“Reinsurer” shall have the meaning set forth in the introductory paragraph hereof.
“Third Party Actuary” shall have the meaning set forth in Section 3.02(d) hereof.
“Trigger Date” means the last day of the time period specified in Section 5.20(c) of the Acquisition Agreement in the event that the Reinsurer is required to take any of the actions specified in Sections 5.20(a)(i), (ii) and (iii) thereof during such time period and fails to take any such actions.
“Umpire” shall have the meaning set forth in Article XIII.

ARTICLE III
BUSINESS REINSURED
Upon the terms and subject to the conditions and other provisions of this Agreement, effective as of 12:01 a.m., Eastern Time, on                     , 1997 (the “Effective Date”), Cedent hereby cedes to Reinsurer and Reinsurer hereby accepts and indemnity reinsures, on a coinsurance basis, 100% of the General Account Liabilities outstanding as of the Effective Date or arising thereafter, net of reinsurance recoveries received by Cedent under reinsurance cessions with respect to the Coinsured Contracts other than pursuant to this Agreement (“Outward Reinsurance”).
ARTICLE IV
TERMINATION AND RECAPTURE
Section 3.01. Termination. The reinsurance provided under this Agreement shall terminate as to each Coinsured Contract on any date as of which such Coinsured Contract is recaptured as provided below in this Article III, but shall otherwise continue indefinitely as to all Coinsured Contracts.
Section 3.02. Recapture. (a) If Reinsurer fails to take one of the actions specified in clauses (i), (ii) and (iii) of Section 5.20(a) of the Acquisition Agreement under the circumstances described therein on or prior to the Trigger Date, then Cedent shall have the right, upon 10 days’ written notice to Reinsurer, to recapture the Coinsured Contracts that have not expired, effective as of the first day of the month following the Trigger Date (the “Recapture Date”). In the event that the Coinsured Contracts that have not expired are recaptured pursuant to this Article III, a net accounting and settlement with respect to the General Account Liabilities relating to Coinsured Contracts that have not expired shall be undertaken by the parties hereto pursuant to the provisions set forth below in this Section 3.02.
(b) On the Recapture Date, Reinsurer will deliver to Cedent a statement of the General Account Other Insurance Assets, General Account Liabilities, the amount of the participating surplus with respect to the Coinsured Contracts and the amount of any contract loans under the Coinsured Contracts that have not expired, each as of the end of the second month preceding the month in which the Recapture Date falls (the “Preliminary Recapture Statement”), together with a certification of the chief financial officer of Reinsurer that (i) the Preliminary Recapture Statement was prepared in accordance with Connecticut SAP, and (ii) the General Account Reserves set forth therein (A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) were fairly stated in accordance with sound actuarial principles, (C) were based on actuarial assumptions that were appropriate for Cedent’s obligations under the related Coinsured Contracts, and (D) met the requirements of Connecticut SAP.
(c) On the Recapture Date, Reinsurer shall transfer to Cedent (i) invested assets, cash and Cash Equivalents having an aggregate value sufficient to satisfy the obligations represented by the General Account Liabilities plus the amount of the participating surplus with respect to the Coinsured Contracts less the amount of any contract loans under the Coinsured Contracts that have not expired and less the amount of General Account Other Insurance Assets and (ii) the General Account Other Insurance Assets, each as determined by Reinsurer and set forth on the Preliminary Recapture Statement. Cash shall be transferred by Reinsurer to Cedent by wire transfer of immediately available funds in U.S. Dollars. Invested assets and Cash Equivalents shall be transferred by such instruments of transfer as are reasonably acceptable to Cedent. Invested assets transferred pursuant to this Section 3.02(c) shall be valued at their market value as of the Recapture Date. As specified in Section 6.02 hereof, Cedent shall, from and after the Recapture Date, be entitled to receive and retain all contract loan repayments under the Coinsured Contracts that have not expired. Recapture shall be deemed to occur upon the receipt by Cedent of such invested assets, cash and Cash Equivalents and such General Account Other Insurance Assets, free of all liens or other encumbrances.

(d) Reinsurer shall, on or before the date that is 30 days after the Recapture Date, prepare a statement of the General Account Other Insurance Assets, General Account Liabilities, the amount of the participating surplus with respect to the Coinsured Contracts and the amount of any contract loans under the Coinsured Contracts that have not expired, each as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the “Proposed Recapture Statement”), together with a certification of the chief financial officer of Reinsurer to the same effect with respect to the Proposed Recapture Statement as of the date thereof as the certification provided by such officer with respect to the Preliminary Recapture Statement as of the date thereof pursuant to Section 3.02(b). Promptly after its preparation, Reinsurer shall deliver copies of the Proposed Recapture Statement to Cedent. Cedent shall have the right to review the Proposed Recapture Statement and comment thereon for a period of 45 days after receipt thereof. Reinsurer agrees that Cedent and its accountants and other agents may have access to the accounting records of Reinsurer relating to its preparation of the Proposed Recapture Statement for the purpose of conducting its review. Any changes in the Proposed Recapture Statement that are agreed to by Reinsurer and Cedent within 45 days of the aforementioned delivery of such statement by Reinsurer shall be incorporated into a final recapture statement as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the “Final Recapture Statement”). In the event that Reinsurer and Cedent are unable to agree within such 45-day period on the manner in which any item or items should be treated in the prepa ration of the Final Recapture Statement, or upon (i) the amount of invested assets, cash and Cash Equivalents that is sufficient to satisfy the obligations represented by the General Account Liabilities plus the amount of participating surplus with respect to the Coinsured Contracts less the amount of any contract loans under the Coinsured Contracts that have not expired and less the amount of General Account Other Insurance Assets or (ii) the amount of the General Account Other Insurance Assets, separate written reports of such item or items shall be made in concise form and shall be referred to a nationally-known firm of independent actuaries selected by Cedent and approved by the Reinsurer, which approval shall not unreasonably be withheld (the “Third Party Actuary”). The Third Party Actuary shall determine within 14 days the manner in which such item or items shall be treated on the Final Recapture Statement; provided, however, that the dollar amount of each item in dispute shall be determined between the range of dollar amounts proposed by Cedent and Reinsurer, respectively; further provided, however, that in no event shall the amount of invested assets, cash and Cash Equivalents that is deemed to be sufficient to satisfy the obligations represented by the General Account Liabilities less the amount of any contract loans under the Coinsured Contracts that have not expired be less than the amount of the General Account Liabilities less the amount of any such contract loans. The determinations by the Third Party Actuary as to the items in dispute shall be in writing and shall be binding and conclusive on the parties and shall be so reflected in the Final Recapture Statement. The fees, costs and expenses of retaining the Third Party Actuary shall be shared equally between the parties. Such determination shall be binding and conclusive on the parties. Following the resolution of all disputed items, Reinsurer shall prepare the Final Recapture Statement and shall deliver copies of such statement to Cedent.
(e) In the event the aggregate amount of invested assets, cash and Cash Equivalents and General Account Other Insurance Assets reflected on the Preliminary Recapture Statement and transferred to the Cedent on the Recapture Date is less than an amount equal to the General Account Liabilities plus the amount of participating surplus with respect to the Coinsured Contracts less the amount of any contract loans under the Coinsured Contracts that have not expired less the amount of General Account Other Insurance Assets, each as reflected on the Final Recapture Statement, Reinsurer shall transfer to Cedent additional cash or Cash Equivalents equal to the amount of such difference, together with interest thereon from and including the Recapture Date to but not including the date of such transfer computed at an Annual Rate equal to the 90-Day Treasury Rate in effect as of the Recapture Date. In the event the aggregate amount of invested assets, cash and Cash Equivalents, and General Account Other Insurance Assets reflected on the Preliminary Recapture Statement and transferred to Cedent on the Recapture Date is more than an amount equal to the General Account Liabilities plus the amount of participating surplus with respect to the Coinsured Contracts less the amount of any contract loans under the Coinsured Contracts that have not expired less the amount of General Account Other Insurance Assets, each as reflected on the Final Recapture Statement, Cedent shall transfer to Reinsurer cash or Cash Equivalents in the amount of such difference, together with interest thereon computed at an Annual Rate as specified above from and including the Recapture Date to but not including the date of such transfer.
(f) If at any time after the Recapture Date Cedent or any of its Affiliates is required to make any payment in respect of any Post Recapture Extra Contractual Obligations, Reinsurer will, promptly upon Cedent’s demand therefor, pay the amount thereof to Cedent.

ARTICLE IV
TERRITORY
This Agreement shall apply to Coinsured Contracts covering lives and risks wherever resident or situated.
ARTICLE V
CHANGES; CREDITING RATES
Section 5.01. Contract Changes or Reserve Assumption Changes. Cedent, on its own initiative, shall not change (a) the terms and conditions of any Coinsured Contracts or (b) the assumptions and methods used by Cedent to establish the General Account Reserves. Reinsurer shall share proportionately, on a 100% coinsurance basis, in any changes in the terms or conditions of any Coinsured Contracts or changes in the assumptions and methods used to establish the General Account Reserves, whether effected by Reinsurer or its Affiliates acting pursuant to this Agreement or otherwise or by reason of the requirements of any regulatory authority having jurisdiction over Cedent or otherwise required by law or by Connecticut SAP, provided that prior to effectuating any such change Cedent shall promptly notify Reinsurer of such proposed change.
Section 5.02. Non-Guaranteed Elements. Cedent shall set all non-guaranteed elements of the Coinsured Contracts from and after the Effective Date, taking into account the recommendations of Reinsurer with respect thereto.
ARTICLE VI
TRANSFER OF ASSETS; CONTRACT LOANS; CEDING COMMISSION
Section 6.01. Asset Transfer. As consideration for the indemnity reinsurance of the General Account Liabilities by Reinsurer hereunder, Cedent hereby agrees to transfer to Reinsurer in accordance with the terms of the Acquisition Agreement (i) investment assets having a statutory statement carrying value on the books of Cedent equal to (a) the General Account Liabilities as of the close of business on the last day of the month preceding the month in which the Effective Date falls plus (b) the amount of the participating surplus with respect to the Coinsured Contracts as of such date less (c) the amount of any contract loans under the Coinsured Contracts as of such date and less (d) the amount of the General Account Other Insurance Assets as of such date and (ii) the General Account Other Insurance Assets as of the close of business on the last day of the month preceding the month in which the Effective Date falls. As additional consideration for the assumption of the General Account Liabilities by Reinsurer, Reinsurer shall be entitled to 100% of all premiums, deposits and other considerations to the extent received on or after the Effective Date by Cedent or Reinsurer with respect to the general account portion of the Coinsured Contracts net of reinsurance premiums and all other amounts payable on or after the Effective Date with respect to the Outward Reinsurance. Cedent shall promptly remit to Reinsurer (but in no event later than 72 hours following the receipt of any such premiums, deposits and other considerations) any such amounts received by it in respect of any of the Coinsured Contracts and hereby assigns to Reinsurer all of its rights to such premiums, deposits and other considerations payable to Cedent.
Section 6.02. Contract Loans. (a) As further consideration for the indemnity reinsurance of the General Account Liabilities hereunder, Reinsurer shall, subject to the provisions of this Section 6.02, be entitled to all contract loan repayments (including both principal and interest) under the Coinsured Contracts.
(b) Cedent shall, from and after the Recapture Date, have the right to retain or otherwise receive all contract loan repayments under the Coinsured Contracts.
Section 6.03. Ceding Commission. As consideration for the reinsurance ceded by Cedent to Reinsurer of the Coinsured Contracts and the acquisition by Reinsurer of rights in respect of such Coinsured Contracts, Reinsurer shall pay Cedent the Ceding Commission as of the Effective Date by including such amount in the Purchase Price (as defined in the Acquisition Agreement) payable by Reinsurer on the Closing Date under the Acquisition Agreement. Reinsurer shall provide Cedent its allocation of the Ceding Commission among the life insurance and non-cancelable disability insurance, other health insurance, and annuity contracts included in the Coinsured Contracts.

ARTICLE VII
INSOLVENCY
Reinsurer hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by Reinsurer on the basis of the liability of Cedent under the Coinsured Contracts reinsured on an indemnity basis, directly to Cedent or to its conservator, liquidator, receiver or other statutory successor without diminution because of (i) the insolvency, liquidation or rehabilitation of Cedent, (ii) the appointment of a conservator, receiver, liquidator or statutory successor of Cedent, or (iii) the failure of the conservator, receiver, liquidator or statutory successor of Cedent to pay all or a portion of any claim. It is agreed that any conservator, receiver, liquidator or statutory successor of Cedent shall give prompt written notice to Reinsurer of the pendency or submission of a claim under any such Coinsured Contracts within a reasonable time after such claim is filed in the receivership, conservation, insolvency or liquidation proceeding. During the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to Cedent or its conservator, receiver, liquidator or statutory successor except where: (i) the Coinsured Contract specifies another payee of such reinsurance in the event of the insolvency of Cedent and (ii) Reinsurer, with the consent of the direct insureds has assumed such policy obligations of Cedent as its direct obligations to the payees under such Coinsured Contracts, in substitution for the obligations of Cedent to such payees. The expense thus incurred by Reinsurer is chargeable against Cedent, subject to the approval of the court, as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to Cedent solely as a result of the defense undertaken by Reinsurer.
ARTICLE VIII
OFFSETS
Any debts or credits between Cedent and Reinsurer arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.
ARTICLE IX
RIGHTS WITH RESPECT TO GENERAL ACCOUNT LIABILITIES
Reinsurer’s reinsurance of the General Account Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any other party, including, without limit, any Contractholder, insured, claimant or beneficiary, against Reinsurer or any legal relation between any Contractholders, insureds, claimants or beneficiaries and Reinsurer.
ARTICLE X
ERRORS AND OMISSIONS
Inadvertent delays, errors or omissions made by either Cedent or Reinsurer in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such delay, error or omission rectifies the sa me as soon as possible after its discovery thereof. If, as a result of any such delay, error or omission, there is a delay in the transfer of funds to be transferred pursuant hereto, the party responsible for such delay, error or omission shall pay, to the party to whom such funds are to be transferred, interest on the amount of funds to be transferred from the date of such delay, error or omission to and including the date of such transfer of funds at a rate equal to the 90-Day Treasury Rate.

ARTICLE XI
DUTY OF COOPERATION
Section 11.01. Cooperation Generally. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. The duty of cooperation shall apply, but not be limited, to regulatory matters and to litigation matters involving third parties.
Section 11.02. Product Tax Cooperation. Cedent shall, at Reinsurer’s written request and sole cost and expense, cooperate fully with Reinsurer in obtaining such relief as Reinsurer shall reasonably require (including obtaining a waiver from, or entering into a settlement or closing agreement with, the Internal Revenue Service or an affected policyholder) with respect to any non-compliance by Cedent or Reinsurer with any product tax requirement or limitation contained in the Code (including without limitation Sections 72,101,817,7702 and 7702A of the Code) regarding any Coinsured Contract; provided, however, that this Section 11.02 shall apply only if Reinsurer’s written request is not given prior to the last day of the twentieth calendar month following the month in which the Closing Date falls. Cedent shall permit Reinsurer to participate in any discussions, negotiations or settlements with the Internal Revenue Service or any affected policyholder pursuant to this Section 11.02 and, to the extent Cedent is not adversely affected by such actions, to control such discussions, negotiations or settlements.
ARTICLE XII
DEFERRED ACQUISITION COSTS
Section 12.01. Section 848 Election. (a) Each of Cedent and Reinsurer acknowledges that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated by Section 1.848-2(g)(8) of the Income Tax Regulations with respect to this Agreement. Each of Cedent and Reinsurer (i) agrees that such election is effective for the taxable year of each party that includes the Effective Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.
(b) Pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations, each of Cedent and Reinsurer hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Section 1.848-2(g)(8) has been made, (ii) that the party with net positive consideration, as defined in Section 848 of the Code and the Income Tax Regulations thereunder, for this Agreement for each taxable year will capitalize its specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration, as defined in Section 848 of the Code and the Income Tax Regulations thereunder, under this Agreement each year to ensure consistency. Reinsurer shall prepare and execute duplicate copies of the schedule described in the preceding sentence as soon as possible after the Effective Date and submit them to Cedent for execution. Cedent shall execute the copies and return one of them to Reinsurer within 30 days of Cedent’s receipt of such copies.
Section 12.02. DAC Adjustment. (a) For purposes of this Agreement, the term “DAC Adjustment” is calculated as follows: First, for each taxable year with respect to each category of Coinsured Contracts, “the gross amount incurred by the reinsurer with respect to this Agreement” (as defined in Section 1.848-2(f)(2)(i)(A) of the Income Tax Regulations) for such category (but not including any DAC Adjustment incurred in such year) is multiplied by the applicable percentage set forth in Section 848 (c)(1) of the Code for such category. The sum, if any, from the preceding sentence is then reduced by the amortization allowed Cedent under Section 848(a)(2) of the Code for such category, but only with regard to amounts capitalized per this Agreement under Section 1.848-2(f)(2)(i)(A). The result for a category, whether positive or negative, is then multiplied by the quotient of: tr/(1-(tr x (1+Y))), where tr = the maximum applicable marginal corporate federal income tax rate (as defined in Section 11(b)(1)(D) of the Code) for the taxable year, and Y = the applicable percentage set forth in Section 848(c)(1) for such category of Coinsured Contracts. The aggregate amount of such calculations for all categories of Coinsured Contracts for a taxable year (whether positive or negative) is the DAC Adjustment for the year.

(b) Within 60 days of the end of Cedent’s taxable year, Cedent shall calculate the DAC Adjustment for the year and submit such calculations to Reinsurer for review. If, within 30 days of Reinsurer’s receipt of such calculations, Reinsurer shall not have objected in writing to such calculations, the calculations shall become final. If, within 15 days of any objection in writing to such calculations, Cedent and Reinsurer shall not have agreed in writing to such calculations (in which case the calculations shall become final), any disputed aspects of the calculations shall be resolved by the Third Party Accountant (as defined in the Acquisition Agreement) within 30 days of the submission of the dispute to the Third Party Accountant by Cedent or Reinsurer. The decision of the Third Party Accountant shall be final (and the resulting calculations shall be final), and the costs, expenses, and fees of the Third Party Accountant shall be borne equally by Cedent and Reinsurer.
(c) If the amount of the DAC Adjustment for any taxable year of Cedent is positive, Reinsurer shall pay such amount to Cedent within 15 days of the date on which the calculations of the DAC Adjustment become final. If the amount of the DAC adjustment for any taxable year of Cedent negative, Cedent shall pay such amount to Reinsurer within 15 days of the date on which the calculations of the DAC Adjustment become final.
(d) Notwithstanding any other provision of this Section 12.02, the term “gross amount incurred by the reinsurer with respect to this Agreement” shall not include (i) all or any part of the Ceding Commission or (ii) the consequences of any recapture of the Coinsured Contracts pursuant to Section 3.02 hereof.
(e) In the event that Section 848 of the Code or the Income Tax Regulations thereunder are amended after the date hereof and any change is made to the amortization period under Section 848(a)(2), the capitalization percentages in Section 848(c)(1), or the definition of the term “gross amount incurred by the reinsurer with respect to the reinsurance agreement” in Section 1.848-2(f)(2)(i)(A) of the Income Tax Regulations, Cedent and Reinsurer shall cooperate in good faith to modify the definition of the term “DAC Adjustment” to reflect such change, consistent with the principles and assumptions originally used in defining that term in this Agreement.
ARTICLE XIII
ARBITRATION
Any dispute arising out of or relating to the interpretation, performance or breach of this Agreement, including the formation or validity hereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration must be in writing and sent certified or registered mail, return receipt requested.
One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator (the “Umpire”) who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.
If the two arbitrators are unable to agree upon the selection of the Umpire within 30 days of their appointment, then each arbitrator shall submit to the other a list of three Umpire candidates. Each arbitrator shall strike the names of two candidates from the other arbitrator’s list, and the Umpire shall be selected from the two remaining candidates by a lot drawing procedure determined by the two arbitrators.
Unless the parties otherwise agree all arbitrators shall be disinterested active or former officers of insurance or reinsurance companies.
Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine a schedule for the conduct of the arbitration, including hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The panel shall determine where the arbitration shall take place. To the extent and only to the extent that the provisions of this Agreement are ambiguous or unclear, the panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. Insofar as the arbitration panel looks to substantive law, the law of New York shall govern. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

The panel shall render its decision, which shall be in writing and state the reasons therefor, within 60 days following the termination of hearings. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the Umpire. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to interest (determined at the Panel’s discretion) and attorneys’ fees, to the extent permitted by law.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
Section 14.01. Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:
(1)	If to Reinsurer to:

Lincoln Life & Annuity Company of New York 120 Madison Street, Suite 1700 Syracuse, New York 13202 Attention: Philip L. Holstein Telecopier No.: (315) 428-8419

With concurrent copies to:

The Lincoln National Life Insurance Company 1300 South Clinton Street P.O. Box 1110 Fort Wayne, Indiana 48601-1110 Attention: Carl L. Baker Telecopier No.: (219) 455-5135

Sutherland, Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attention: David A. Massey Telecopier No.: (202) 637-3593

(2)	If to Cedent to:

Connecticut General Life Insurance Company 900 Cottage Grove Road Hartford, Connecticut 06152-2302 Attention: David C. Kopp Telecopier No.: (860) 726-5315

With a concurrent copy to:

Milbank, Tweed, Hadley & McCloy 1 Chase Manhattan Plaza New York, New York 10005 Attention: G. Malcolm Holderness Telecopier No.: 212-530-5219

Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.
Section 14.02. Amendment. This Agreement may not be modified, changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.
Section 14.03. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
Section 14.04. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section 14.05. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.
Section 14.06. Governing Law. SUBJECT TO ARTICLE XIII HEREOF, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 14.07. Credit for Ceded Reinsurance. Reinsurer shall take at its own expense all actions, and maintain all licenses, permits and authorizations, as are necessary in order for Cedent to receive credit for reinsurance ceded hereunder as reported in Cedent’s financial statements.
Section 14.08. Entire Agreement. This Agreement, together with the Acquisition Agreement and the other Ancillary Agreements (as defined in the Acquisition Agreement), constitutes the entire agreement between the parties relating to the indemnity reinsurance of the Coinsured Contracts, and there are no other agreements between the parties hereto, either existing or contemplated, written or oral, relating thereto.
Section 14.09. No Reinsurance Intermediary. The parties acknowledge that there is no reinsurance intermediary entitled to a fee from either Cedent or Reinsurer by reason of acting as a broker in soliciting, negotiating or procuring the making of this Agreement or any binder for this Agreement.
IN WITNESS WHEREOF, Cedent and Reinsurer have executed this Agreement as of the date first above written.
CONNECTICUT GENERAL LIFE INSURANCE COMPANY
and
LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK